EXHIBIT 99.1

For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter and Fiscal 2022 Operating Results and Announcement of an Increase to the Common Stock and Class A Common Stock Dividends

Greenwich, Connecticut, December 15, 2022 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported financial and operating results for the fiscal year ended October 31, 2022, and provided information regarding financial and operational activities.

FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER FISCAL 2022

•
We repurchased in the fourth quarter of fiscal 2022 in open market transactions 937,984 shares of our Class A Common stock at an average price per share of $16.62 and 17,844 shares of our Common stock at an average price per share of $16.92. The average price per share paid for repurchases during the fourth quarter represented an approximate 11% discount to the Class A Common and Common share prices as of October 31, 2022.

•	$6.9 million net income attributable to Common and Class A Common stockholders ($0.18 per diluted Class A Common share).
•	$14.7 million of funds from operations (“FFO”) ($0.39 per diluted Class A Common share).(1)
•	93.0% of our consolidated portfolio gross leasable area (“GLA”) was leased at October 31, 2022, an increase of 1.1% from the end of fiscal 2021.
•	2.0% average increase in base rental rates on 108,300 square feet of lease renewals signed in the fourth quarter of fiscal 2022.
•
19.3% average increase in base rental rates on 72,200 square feet of new leases signed in the fourth quarter of fiscal 2022. The increase was predominantly related to a new lease with a national furniture company in 23,300 square feet of  space at our Orange Meadows Shopping Center located in Orange, CT. This lease replaces five smaller local tenants, and the base rent on this lease is 68% above the average of the prior tenants’ most recent rents.

•	On October 14, 2022, the company paid a $0.2375 per share quarterly cash dividend on our Class A Common Stock and a $0.2145 per share quarterly cash dividend on our Common Stock.
•	$15.0 million of cash and cash equivalents currently on our balance sheet.
•	$94 million currently available on our unsecured revolving credit facility.
•	No mortgage debt maturing until 2024.
(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
Dividend Declarations
•
On December 14, 2022, the company’s Board of Directors declared a quarterly dividend of $0.25 per Class A Common share and $0.225 per Common share that will be paid on January 13, 2023 to holders of record on January 6, 2023. This increase represents an increase of $0.05 per share per annum on the Class A Common and $0.042 per share per annum on the Common Stock.  The Board determined that this level of dividend is appropriate, after taking into account, among other things, the continued strength of the company’s liquidity and financial position. Also, as a REIT, the company is required to distribute at least 90% of the company’s taxable income to its stockholders.  Based on the company’s estimates, this level of common stock dividend, when combined with the company’s preferred stock dividends, will satisfy that REIT requirement (excluding any gains on sales of property).

•
In addition, in December 2022, the Board declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock that will be paid on January 31, 2023 to shareholders of record on January 13, 2023.

Commenting on the operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “With the Covid-19 pandemic becoming a problem of the past, we are encouraged to see a continued rebound in our tenants’ businesses and robust demand for vacant space at our properties.  This quarter, we renewed 108,300 square feet of existing tenant leases and signed 72,200 square feet of new leases, and we are pleased that the leased rate in our portfolio climbed to 93.0% as of October 31, 2022. Additionally, renewal rents increased by 2.0%, our sixth consecutive quarterly increase on renewals. The average rental rates on new leases increased this quarter by 19.3%, due in significant part to a new lease for 22,300 square feet with Bob’s Discount Furniture at our Orange Meadows Shopping Center in Orange, CT. We believe the increasing demand for space coupled with decreasing supply will have a positive effect on our occupancy and rents going forward.  Our leasing and management teams are very busy working to deliver space for our new tenants, and we have a strong pipeline of new leases that include 146,500 square feet in the lease negotiation phase and another 76,000 square feet subject to letters of intent.  We are grateful for the tremendous efforts and perseverance of our team as well as that of our tenants, who have worked together to get through the challenges of the last two plus years.”

Mr. Biddle continued…. “Our earnings and FFO have returned to pre-pandemic levels, but there is still room to grow the income of our existing portfolio as we fill our vacancies with new tenants. Our collection rate on rents billed has returned to pre-pandemic levels and most of our tenants are able to pay rent without assistance. Our strong balance sheet and liquidity are the underpinnings of our company’s success and well-located, grocery-anchored community and neighborhood shopping centers have proven to be solid investments in good times and bad.  Due to our long-term strategy, 87% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained solid throughout the pandemic.  During our fourth quarter, we continued capitalizing on a significant dislocation between the current value of grocery-anchored shopping centers in the private market versus the price of our company’s stock.  We repurchased 937,984 shares of our Class A Common stock at an average price per share of $16.62 and 17,844 shares of our Common stock at an average price per share of $16.92, which we believe was a good use of our cash and a way to add value to our stockholders.”

Net income applicable to Class A Common and Common stockholders for the fourth quarter of fiscal 2022 was $6,918,000 or $0.18 per diluted Class A Common share and $0.16 per diluted Common share, compared to net income of $6,158,000 or $0.16 per diluted Class A Common share and $0.14 per diluted Common share in last year’s fourth quarter. Net income attributable to Class A Common and Common stockholders for fiscal year ended October 31, 2022 was $26,054,000 or $0.68 per diluted Class A Common share and $0.61 per diluted Common share, compared to $33,633,000 or $0.88 per diluted Class A Common share and $0.79 per diluted Common share in fiscal 2021.  Net income applicable to Class A Common and Common stockholders for the year ended October 31, 2022 and 2021 includes gains on property sales of $767,000 and $11.9 million, respectively, or $0.02 and $0.31 per Class A Common share, respectively.

FFO for the fourth quarter of fiscal 2022 was $14,738,000 or $0.39 per diluted Class A Common share and $0.35 per diluted Common share, compared with $14,144,000 or $0.37 per diluted Class A Common share and $0.33 per diluted Common share in last year’s fourth quarter. For the year ended October 31, 2022, FFO amounted to $56,545,000 or $1.47 per diluted Class A Common share and $1.33 per diluted Common share, compared to $52,251,000 or $1.36 per diluted Class A Common share and $1.22 per diluted Common share in the corresponding period of fiscal 2021.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 77 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 211 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Year Ended October 31, 2022 and 2021 results
 (in thousands, except per share data)

	Year Ended October 31,		Three Months Ended October 31,
	2022	2021	2022	2021
	Unaudited		Unaudited	Unaudited
Revenues
Lease income	$137,660	$130,364	$35,024	$33,035
Lease termination	721	967	30	166
Other	4,722	4,250	1,010	847
Total Revenues	143,103	135,581	36,064	34,048

Expenses
Property operating	25,124	22,938	6,209	5,205
Property taxes	23,700	23,674	5,913	5,889
Depreciation and amortization	29,799	29,032	7,439	7,259
General and administrative	9,934	8,985	2,261	2,109
Directors' fees and expenses	500	355	217	78
Total Operating Expenses	89,057	84,984	22,039	20,540

Operating Income	54,046	50,597	14,025	13,508

Non-Operating Income (Expense):
Interest expense	(13,175)	(13,087)	(3,425)	(3,025)
Equity in net income from unconsolidated joint ventures	1,397	1,323	583	298
Interest, dividends and other investment income	239	231	23	59
Gain (loss) on sale of property	767	11,864	(1)	(349)
Net Income	43,274	50,928	11,205	10,491

Noncontrolling interests:
Net income attributable to noncontrolling interests	(3,570)	(3,645)	(875)	(921)
Net income attributable to Urstadt Biddle Properties Inc.	39,704	47,283	10,330	9,570
Preferred stock dividends	(13,650)	(13,650)	(3,412)	(3,412)

Net Income (Loss) Applicable to Common and Class A Common Stockholders	$26,054	$33,633	$6,918	$6,158

Diluted Earnings (Loss) Per Share:
Per Common Share:	$0.61	$0.79	$0.16	$0.14
Per Class A Common Share:	$0.68	$0.88	$0.18	$0.16

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,781	9,608	9,825	9,741
Class A Common and Class A Common Equivalent	29,677	29,753	29,312	29,845

Results of Operations

The following information summarizes our results of operations for the year ended October 31, 2022 and 2021 (amounts in thousands):

	Year Ended October 31,				Change Attributable to:
Revenues	2022	2021	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held in Both Periods (Note 1)
Base rents	$103,559	$99,488	$4,071	4.1%	$1,592	$2,479
Recoveries from tenants	34,067	35,090	(1,023)	(2.9)%	319	(1,342)
Less uncollectable amounts in lease income	13	1,529	1,516	99.1%	-	1,516
Less ASC Topic 842 cash basis lease income reversal	(47)	2,685	2,732	101.8%	-	2,732
Total lease income	137,660	130,364

Lease termination	721	967	(246)	(25.4)%	-	(246)
Other income	4,722	4,250	472	11.1%	6	466

Operating Expenses
Property operating	25,124	22,938	2,186	9.5%	196	1,990
Property taxes	23,700	23,674	26	0.1%	156	(130)
Depreciation and amortization	29,799	29,032	767	2.6%	749	18
General and administrative	9,934	8,985	949	10.6%	n/a	n/a

Non-Operating Income/Expense
Interest expense	13,175	13,087	88	0.7%	-	88
Interest, dividends, and other investment income	239	231	8	3.5%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2022 and 2021 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 4.1% to $103.6 million for the fiscal year ended October 31, 2022 as compared with $99.5 million in the comparable period of 2021.  The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:
In Fiscal 2022, we acquired one property totaling 188,000 square feet and sold three properties totaling 14,300 square feet. In fiscal 2021 we sold two properties totaling 105,800 square feet. These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the fiscal year ended October 31, 2022 when compared with fiscal 2021.

Properties Held in Both Periods:

Revenues

Base Rent
In the fiscal year ended October 31, 2022, base rent for properties held in both periods increased by $2.5 million when compared with the corresponding prior periods as a result of additional leasing in the portfolio in fiscal 2022 when compared to the corresponding prior period.

In fiscal 2022, we leased or renewed approximately 942,000 square feet (or approximately 20.6% of total consolidated GLA).  At October 31, 2022, the Company’s consolidated properties were 93.0% leased (91.9% leased at October 31, 2021).

Tenant Recoveries
In the fiscal year ended October 31, 2022, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $1.3 million when compared with the corresponding prior period.

The decrease in tenant recoveries was the result of an under-accrual adjustment in the first quarter of fiscal 2021. We completed the 2020 annual reconciliations for both common area maintenance and real estate taxes in the first quarter of fiscal 2021, and those reconciliations resulted in us billing our tenants more than we had anticipated and accrued for in the prior period. This increased tenant reimbursement income in the first quarter of fiscal 2021, and caused a negative variance in the first quarter of fiscal 2022.  This net decrease was offset by an increase in property operating expenses in the fiscal year ended October 31, 2022, when compared to the corresponding prior periods, predominantly related to insurance, environmental costs and roof repairs.

Uncollectable Amounts in Lease Income
In the year ended October 31, 2022, uncollectable amounts in lease income decreased by $1.5 million. In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-set of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states in which they operate and forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due. This stress continued through the first half of fiscal 2021.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the year ended October 31, 2022, many of our tenants continued to experience business improvement as regulatory restrictions continued to ease and individuals continued to return to pre-pandemic activities. As a result, the uncollectable amounts in lease income declined during such period, when compared with the corresponding period of the prior year and in addition we were successful in collecting prior period unpaid rents that we had fully reserved for.

ASC Topic 842 Cash Basis Lease Income Reversals
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of October 31, 2022, 34 of these 89 tenants are no longer tenants in the Company's properties. As a result of converting these tenants to cash-basis accounting in fiscal 2021, we reversed straight-line rent receivables in the net amount of $673,000 and reversed billed but unpaid rents related to cash-basis tenants of $2.0 million. There were no significant charges related to cash-basis tenants in the year ended October 31, 2022.

As of October 31, 2022, 32 tenants continue to be accounted for on a cash basis, or approximately 3.7% of our tenants.  Many of our cash-basis tenants are now paying a larger portion of their billed rents, which results in an increase in revenue recognition for those tenants accounted for on a cash basis when compared with the corresponding period of the prior year.

Expenses

Property Operating
In the fiscal year ended October 31, 2022, property operating expenses increased by $2.0 million when compared to the prior period as a result of having higher common area maintenance expenses related to insurance, environmental costs and roof repairs.

Property Taxes
In the fiscal year ended October 31, 2022, property tax expense was relatively unchanged when compared with the corresponding prior period.

Interest
In the fiscal year ended October 31, 2022, interest expense was relatively unchanged, when compared with the corresponding prior period.

Depreciation and Amortization
In the fiscal year ended October 31, 2022, depreciation and amortization was relatively unchanged, when compared with the corresponding prior period.

General and Administrative Expenses
In the fiscal year ended October 31, 2022, general and administrative expenses increased by $949,000 when compared with the corresponding prior period, predominantly related to an increase in employee compensation, state tax expense related to a capital gain for a property we sold that was located in New Hampshire and professional fees.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for three month and fiscal years ended October 31, 2022 and 2021. (Amounts in thousands).
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and fourth quarter ended 2022 results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders to Funds From Operations:	Fiscal Year ended		Three Months Ended
	October 31,		October 31,
	2022	2021	2022	2021
Net Income Applicable to Common and Class A Common Stockholders	$26,054	$33,633	$6,918	$6,158

Real property depreciation	23,403	22,936	5,902	5,738
Amortization of tenant improvements and allowances	4,211	4,429	1,057	1,117
Amortization of deferred leasing costs	2,114	1,599	462	390
Depreciation and amortization on unconsolidated joint ventures	1,530	1,518	398	392
(Gain)/loss on sale of property	(767)	(11,864)	1	349

Funds from Operations Applicable to Common and Class A Common Stockholders	$56,545	$52,251	$14,738	$14,144

Funds from Operations (Diluted) Per Share:
Common	$1.33	$1.22	$0.35	$0.33
Class A Common	$1.47	$1.36	$0.39	$0.37

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,781	9,608	9,825	9,741
Class A Common and Class A Common Equivalent	29,677	29,753	29,312	29,845

FFO amounted to $56.5 million in fiscal 2022 compared to $52.3 million in fiscal 2021.

The net increase in FFO in fiscal 2022 when compared with fiscal 2021 was predominantly attributable, among other things, to:

Increases:

•	An increase in base rent for new leasing in the portfolio after the first quarter of fiscal 2021.
•
A $1.5 million net increase in operating income related to our Shelton Square shopping center acquisition in the first quarter of fiscal 2022 compared with the loss of operating income for properties sold in fiscal 2021 and fiscal 2022.

•
A decrease in uncollectable amounts in lease income of $1.5 million in the fiscal year ended October 31, 2022, when compared with the corresponding prior period.  We significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the onset of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states in which they operate and forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due. This stress continued through our first half of fiscal 2021.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the fiscal year ended October 31, 2022, many of our tenants continued to see signs of business improvement as regulatory restrictions continued to ease and individuals continued to return to pre-pandemic activities. As a result, the uncollectable amounts in lease income declined in fiscal 2022, when compared with the prior year. In addition, we collected prior period unpaid rents for tenants that we had fully reserved for.

•
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of October 31, 2022, 34 of these 89 tenants are no longer tenants in the Company's properties. As a result of converting these tenants to cash-basis accounting, we reversed straight-line rent receivables in the net amount of $673,000 and reversed billed but uncollected rents in the amount of  $2.0 million in the fiscal year ended October 31, 2021.  There were no significant charges related to cash-basis tenants in the fiscal year ended October 31, 2022.

As of October 31, 2022, 3.7% of our tenants continue to be accounted for on a cash basis. Many of our cash-basis tenants are now paying a larger portion of their billed rents, which results in an increase in revenue recognition for those tenants accounted for on a cash basis when compared with the corresponding period of the prior year.

Decreases:

•
A decrease in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for real estate taxes and common area maintenance in the first quarter of fiscal 2021, which increased revenue in the first quarter of fiscal 2021 and caused a negative variance in the fiscal year ended October 31, 2022.

•
A $949,000 increase in general and administrative expenses predominantly related to increases in employee compensation, state tax expense related to a capital gain for a property we sold that was located in New Hampshire and professional fees in fiscal 2022, when compared to the corresponding prior period.

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To  calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Twelve Months Ended October 31,			Three Months Ended October 31,
	2022	2021	% Change	2022	2021	% Change
Same Property Operating Results:

Number of Properties (Note 1)	72			72

Revenue (Note 2)
Base Rent (Note 3)	$98,814	$99,065	(0.3)%	$24,751	$24,499	1.0%
Uncollectable amounts in lease income	(13)	(1,520)	(99.1)%	159	(149)	(206.7)%
ASC Topic 842 cash-basis lease income reversal-same property	(10)	(2,011)	(99.5)%	56	(129)	(143.4)%
Recoveries from tenants	33,506	34,847	(3.8)%	8,143	8,044	1.2%
Other property income	1,491	476	213.2%	229	117	95.7%
	133,788	130,857	2.2%	33,338	32,382	3.0%

Expenses
Property operating	14,469	14,107	2.6%	3,487	3,111	12.1%
Property taxes	23,387	23,542	(0.7)%	5,833	5,887	(0.9)%
Other non-recoverable operating expenses	2,523	2,053	22.9%	899	573	56.9%
	40,379	39,702	1.7%	10,219	9,571	6.8%

Same Property Net Operating Income	$93,409	$91,155	2.5%	$23,119	$22,811	1.4%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	2,131	937		686	55
Other Interest income	657	471		187	122
Other Dividend Income	84	52		24	16
Consolidated lease termination income	723	967		32	166
Consolidated amortization of above and below market leases	972	632		274	177
Consolidated straight line rent income	241	(2,396)		289	306
Equity in net income of unconsolidated joint ventures	1,397	1,323		583	298
Taxable REIT subsidiary income/(loss)	(287)	303		(107)	(116)
Solar income/(loss)	(361)	(163)		(128)	(4)
Storage income/(loss)	2,225	1,236		653	431
Unrealized holding gains arising during the periods	-	-		-	-
Gain on sale of marketable securities	-	-		-	-
Interest expense	(13,175)	(13,087)		(3,425)	(3,025)
General and administrative expenses	(9,934)	(8,985)		(2,261)	(2,109)
Uncollectable amounts in lease income	(13)	(1,529)		159	(149)
Uncollectable amounts in lease income - same property	13	1,520		(159)	149
ASC Topic 842 cash-basis lease income reversal	(10)	(2,011)		56	(129)
ASC Topic 842 cash-basis lease income reversal-same property	10	2,011		(56)	129
Directors fees and expenses	(500)	(355)		(217)	(78)
Depreciation and amortization	(29,799)	(29,032)		(7,439)	(7,259)
Adjustment for intercompany expenses and other	(5,276)	(3,985)		(1,064)	(950)

Total other -net	(50,902)	(52,091)		(11,913)	(11,970)
Income from continuing operations	42,507	39,064	8.8%	11,206	10,841	3.4%
Gain (loss) on sale of real estate	767	11,864		(1)	(350)
Net income	43,274	50,928	(15.0)%	11,205	10,491	6.8%
Net income attributable to noncontrolling interests	(3,570)	(3,645)		(875)	(921)
Net income attributable to Urstadt Biddle Properties Inc.	$39,704	$47,283	(16.0)%	$10,330	$9,570	7.9%

Same Property Operating Expense Ratio (Note 4)	88.5%	92.6%	(4.0)%	87.4%	89.4%	(2.0)%

Note 1 - Includes only properties owned for the entire period of both periods presented.

Note 2 - Excludes straight line rent, above/below market lease rent, lease termination income.

Note 3 -  Base rents for the three and twelve month periods ended October 31, 2022 are reduced by approximately $0 and $87,000, respectively, in rents that were deferred and approximately $0 and $160,000, in rents that were abated because of COVID-19. Base rents for the three and twelve month periods ended October 31, 2022, are increased by approximately $5,000 and $470,000, respectively, in COVID-19 deferred rents that were billed and collected in the fiscal 2022 periods.

Base rents for the three and twelve month periods ended October 31, 2021 are reduced by approximately $27,000 and $552,000, respectively, in rents that were deferred and approximately $309,000 and $3.0 million, in rents that were abated because of COVID-19. Base rents for the three and nine month periods ended October 31, 2021, are increased by approximately $345,000 and $3.0 million, respectively, in COVID-19 deferred rents that were billed and collected in the fiscal 2021 periods.

Note 4 -Represents the percentage of property operating expense and real estate tax.

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	October 31,	October 31,
	2022	2021
	(Unaudited)
Assets
Cash and Cash Equivalents	$14,966	$24,057

Real Estate investments before accumulated depreciation	$1,190,356	$1,148,382

Investments in and advances to unconsolidated joint ventures	$29,586	$29,027

Total Assets	$997,326	$973,852

Liabilities
Revolving credit line	$30,500	$-

Mortgage notes payable and other loans	$302,316	$296,449

Total Liabilities	$361,474	$330,553

Redeemable Noncontrolling Interests	$61,550	$67,395

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$574,302	$575,904